Exhibit (a)(5)
Offer to Exercise on Enhanced Terms up to 25,300,000 of its Outstanding Public Warrants

by

NAVIOS MARITIME ACQUISITION CORPORATION:

(i) at a Reduced Exercise Price of $5.65 Per Public Warrant for One Share of Common Stock, and
(ii) on a Cashless Basis, at a Rate of 4.25 Public Warrants for One Share of Common Stock

THE PERIOD FOR THE EXERCISE OF PUBLIC WARRANTS ON ENHANCED TERMS, AND YOUR RIGHT TO RESCIND WARRANT EXERCISES MADE ON THE ENHANCED TERMS, WILL EXPIRE AT 11:59 P.M., NEW YORK CITY TIME, ON AUGUST 23, 2010, UNLESS THE EXERCISE PERIOD IS EXTENDED.

To Our Clients:

Enclosed for your consideration are the Offer Letter, dated July 27, 2010 (the “Offer Letter”), and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “offer”), in connection with the offer by Navios Maritime Acquisition Corporation, a Marshall Islands corporation (the “Company”), to the holders of the Company’s 25,300,000 publicly traded warrants (issued in the initial public offering of the Company) (the “Public Warrants”) for shares of common stock, par value $.0001 per share (the “Common Stock”), pursuant to which such holders will have the opportunity to exercise the Public Warrants as follows:

•	at a reduced exercise price of $5.65 rather than $7.00, per share (Option 1); and/or

•	on a cashless basis, at a rate of 4.25 Public Warrants for one share of Common Stock (Option 2).

No fractional shares will be issued.  If you elect to exercise Public Warrants and your exercise results in a fractional share of Common Stock to be issued, you will receive cash in an amount equal to the market value of such fractional share based on the closing price of the Common Stock on the day immediately preceding the Expiration Date.

UNEXERCISED WARRANTS SHALL EXPIRE IN ACCORDANCE WITH THEIR TERMS ON JUNE 25, 2013, UNLESS REDEEMED EARLIER.

IT IS THE COMPANY’S CURRENT INTENTION NOT TO CONDUCT ANOTHER OFFER DESIGNED TO INDUCE THE EARLY EXERCISE OF THE PUBLIC WARRANTS.

As part of this Offer, we are also soliciting from the holders of the Public Warrants their consent to amend the terms of 13,925,000 outstanding warrants issued prior to the Company’s initial public offering (the “Private Warrants”, and, collectively with the Public Warrants, the “Warrants”), including an amendment to allow 6,325,000 of such Private Warrants to be immediately exercisable and an amendment to permit Navios Maritime Holdings Inc. (“Navios Holdings”), an affiliate of the Company, and Angeliki Frangou, the Company’s Chairman and Chief Executive Officer, to exercise their Private Warrants at $5.65 per share in cash for up to 10 days after the final expiration of the Offer. Navios Holdings and Ms. Frangou hold collectively (i) an aggregate of 6,235,000 Private Warrants that would become exercisable as a result of such amendments, and (ii) 7,600,000 currently exercisable Private Warrants, and have both agreed that, if the amendments are adopted, they will exercise all 13,835,000 of such Private Warrants for $5.65 in cash, resulting in gross proceeds to the Company of $78,167,750 within 10 days of the final expiration of the Offer. By exercising Public Warrants pursuant to the Offer, the holders of such Public Warrants will be deemed to have given consent to the amendments described above.

You may exercise some or all of your Public Warrants, and you may exercise your Public Warrants pursuant to either option identified above or through a combination of both options. If you want to exercise your Public Warrants on the enhanced terms in this offer, please specify which option of exercise you are using. If you are using more than one option, please specify the number of Public Warrants exercised under each option. Please follow the instructions in this document and the related documents, including the accompanying Letter of Transmittal. In addition, in the event Public Warrants you wish to exercise pursuant to the offer are included as part of a unit held by you, you must instruct us in the accompanying letter from you to separate the units prior to exercise.

The period during which Public Warrants may be exercised on the enhanced terms described above (the “Exercise Period”) will commence on July 27, 2010 (the date the materials relating to the offer are first sent to the holders, referred herein as the “Offer Date”) and be open until August 23, 2010 at 11:59 p.m., New York City time, (the “Expiration Date”), at which point the original terms of the Warrants, including, but not limited to, the number of shares of Common Stock (one share) into which a Public Warrant may be exercised.

We are the owner of record of shares held for your account. As such, we are the only ones who can exercise your Public Warrants, and then only pursuant to your instructions. We are sending you the Letter of Transmittal for your information only; you cannot use it to exercise Public Warrants we hold for your account.

Please instruct us as to whether you wish us to exercise any or all of the Public Warrants we hold for your account on the terms and subject to the conditions of the offer.

Please note the following:

1. You may exercise your Public Warrants at the reduced exercise price of $5.65 to receive one share of Common Stock per Public Warrant.

2. You may cashlessly exercise your warrants by exercising an aggregate of 4.25 Public Warrants for one share of Common Stock.

3. All Public Warrant exercises pursuant to the enhanced terms of the offer are subject to the satisfaction certain conditions set forth in Sections 1 through 4 of the Offer Letter.

4. The offer and rescission rights will expire at 11:59 p.m., New York City time, on August 23, 2010, unless the Company extends the offer.

5. The offer is for up to 25,300,000 Public Warrants, constituting the total number of the Company’s publicly traded outstanding Public Warrants as of July 26, 2010 that were issued in the Company’s initial public offering.

6. Public Warrant holders who are registered Public Warrant holders or who exercise their Public Warrants directly with Continental Stock Transfer & Trust Company will not be obligated to pay any brokerage commissions.

7. If your Public Warrants are held as part of the Company’s outstanding Units, you must first instruct us to separate the Units before the Public Warrants can be exercised.

8. By exercising Public Warrants in connection with the offer, the holders of such Public Warrant will be deemed to consent to amendments to the terms of other outstanding warrants as described in Section 8 of the Offer Letter.

If you wish to have us exercise any or all of your Public Warrants, please so instruct us by completing, executing, detaching and returning to us the attached Instruction Form. If you authorize us to exercise your Public Warrants, we will exercise all your Public Warrants unless you specify otherwise on the attached Instruction Form.

Your prompt action is requested. Your Instruction Form should be forwarded to us in ample time to permit us to submit an exercise on your behalf before the Expiration Date of the offer. Please note that the offer and rescission rights will expire at 11:59 p.m., New York City time, on August 23, 2010, unless the offer is extended.

The offer is being made solely under the Offer Letter and the Letter of Transmittal and is being made to all record holders of Public Warrants. The offer is not being made to, nor will exercises be accepted from or on behalf of, holders of Public Warrants residing in any jurisdiction in which the making of the offer or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

The Company’s Board of Directors has approved the offer. However, neither the Company’s management nor its Board of Directors, Officers, or Employees, nor the Depositary makes any recommendation to any Public Warrant holder as to whether to exercise or refrain from exercising any Public Warrants. The Company has not authorized any person to make any recommendation. You should carefully evaluate all information in the offer and should consult your own investment and tax advisors. You must decide whether to exercise your Public Warrants and, if so, how many Public Warrants to exercise and by which option. In doing so, you should read carefully the information in the Offer Letter and the Letter of Transmittal.

INSTRUCTION FORM WITH RESPECT TO
Offer to Exercise on Enhanced Terms up to 25,300,000 of its Outstanding Public Warrants

by

NAVIOS MARITIME ACQUISITION CORPORATION:

(i) at a Reduced Exercise Price of $5.65 Per Public Warrant for One Share of Common Stock, and
(ii) on a Cashless Basis, at a Rate of 4.25 Public Warrants for One Share of Common Stock

The undersigned acknowledges receipt of your letter and the enclosed Offer Letter, dated July 27, 2010 (the “Offer Letter”), and the Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “offer”), in connection with the offer by Navios Maritime Acquisition Corporation, a Marshall Islands corporation (the “Company”) to the holders of the Company’s 25,300,000 publicly traded warrants (issued in the Company’s initial public offering) (the “Public Warrants”) for shares of common stock, par value $.0001 per share (the “Common Stock”), pursuant to which such holders will have the opportunity to exercise the Public Warrants as follows:

•	at a reduced exercise price of $5.65 rather than $7.00, per share (Option 1); and/or

•	on a cashless basis, at a rate of 4.25 Public Warrants for one share of Common Stock (Option 2).

The undersigned hereby instructs you to exercise the number of Public Warrants indicated below or, if no number is indicated, all Public Warrants you hold for the account of the undersigned, on the terms and subject to the conditions of the offer.

☐	(please check if any or all of your Public Warrants being exercised are part of a unit) As the Public Warrants you are being instructed to exercise pursuant to the offer are held as part of a unit, please separate the unit and undertake all actions necessary to allow for the exercise of the outstanding Public Warrants.

In participating in the offer, the undersigned acknowledges that: (1) the offer is established voluntarily by the Company, it is discretionary in nature and it may be extended, modified, suspended or terminated by the Company as provided in the Offer Letter; (2) the undersigned is voluntarily participating in the offer and is aware of the conditions of the offer, including the consent solicitation included therein; (3) the future value of the Company’s Common Stock is unknown and cannot be predicted with certainty; (4) the undersigned has received the Offer Letter; (5) the recently announced vessel acquisition may not be consummated; (6) the undersigned has read the Company’s Registration Statement on Form F-3 (File No. 333-151707), including the Reports on Form 6-K incorporated therein, and (7) regardless of any action that the Company takes with respect to any or all income/capital gains tax, social security or insurance, transfer tax or other tax-related items (“Tax Items”) related to the offer and the disposition of shares, the undersigned acknowledges that the ultimate liability for all Tax Items is and remains his, her or its sole responsibility. In that regard, the undersigned authorizes the Company to withhold all applicable Tax Items legally payable by the undersigned.

- (continued on following page) -

Your choice of options (indicate by check mark):

$5.65 Cash Exercise Price

Warrant Cashless Exercise  *

Combination of Both  *

Number of Public Warrants to be exercised by you for the account of the undersigned:

  ** Public Warrants exercised at the $5.65 Cash Exercise Price

  ** Public Warrants exercised pursuant to the Cashless Exercise

*	Fractional shares of Common Stock will not be issued. Any resulting fractional shares will be paid to you in cash based on the value of such fractional amount based on the closing price of the Common Stock on the date immediately preceding the Expiration Date.

**	Unless otherwise indicated it will be assumed that all Public Warrants held by us for your account are to be exercised.

Signature(s)

Name(s):
(Please Print)

Taxpayer Identification Number:

Address(es):
(Including Zip Code)

Area Code/Phone Number:

Date:

4